EXHIBIT 99.1
ParkOhio Announces Third Quarter 2022 Results

•Q3 2022 Revenues of $436 million, up 22% from Q3 2021 driven by strong demand in each business segment

•Q3 2022 GAAP EPS of $0.22 compared to a loss of $(0.60) in Q3 2021; Adjusted EPS of $0.52, up from a loss of $(0.32) in Q3 2021

•YTD 2022 Revenues of $1.3 billion, up 20% from YTD 2021

•YTD GAAP EPS of $0.80 compared to a loss of $(0.58) in YTD 2021; Adjusted EPS of $1.45, up from a loss of $(0.11) in YTD 2021

CLEVELAND, OHIO, November 7, 2022 — Park-Ohio Holdings Corp. (NASDAQ: PKOH) today announced its results for the third quarter of 2022.

Matthew V. Crawford, Chairman, Chief Executive Officer and President, stated, “Sales growth was at or near record levels in each segment during the third quarter, and earnings momentum improved due to significant commercial and cost reduction activities. We expect continuing these trends going into 2023 as we also begin to harvest the investments made to support our customers over the last two years."

THIRD QUARTER CONSOLIDATED RESULTS

Net sales were $435.8 million in the third quarter of 2022, an increase of 22% from $358.5 million in the third quarter of 2021. Net income attributable to ParkOhio common shareholders was $2.7 million, or $0.22 per diluted share, in the third quarter of 2022, a significant improvement compared to a net loss in the 2021 third quarter of $7.2 million, or $0.60 per diluted share. On an adjusted basis, net income attributable to ParkOhio common shareholders in the third quarter of 2022 was $0.52 per diluted share, compared to a net loss of $0.32 in the third quarter of 2021. Our net income in the third quarter of 2022 benefited from changes in estimates related to federal research and development credits and changes in other income tax estimates totaling $2.4 million, which positively impacted our EPS by $0.19 per diluted share. Results in the third quarter of 2022 reflect an unfavorable currency impact totaling $0.03 per diluted share. Please refer to the table that follows for a reconciliation of net income to adjusted net income.
THIRD QUARTER SEGMENT RESULTS

In Supply Technologies, net sales were at an all-time quarterly high of $185.9 million, breaking the previous record of $175.8 million established last quarter. The third quarter of 2022 is the third consecutive quarter of record sales in this segment. Net sales increased 21% compared to the third quarter of 2021 and were driven by strong customer demand in the majority of our end markets, with the biggest increases in semiconductor, power sports, heavy-duty truck and civilian aerospace. Average daily sales in our supply chain management business increased 18% year-over-year. Third quarter demand
-more-

in our fastener manufacturing business remained strong, resulting in a record sales quarter driven by growth in all regions around the world. Segment operating income was $10.7 million in both third quarter periods and, on an adjusted basis, was $11.6 million in the 2022 quarter compared to $10.7 million in the third quarter of 2021. On an adjusted basis, operating income margin was down 70 basis points from the third quarter of 2021 due to higher supply chain costs primarily freight-related costs. We expect continued strong demand from our diverse end markets in the fourth quarter of 2022, although supply chain challenges are expected to continue to persist.

In Assembly Components, net sales were $153.0 million, up 27% compared to the 2021 third quarter. This sales increase was driven by higher customer demand driven by several products launched in 2021 and increased net price realization. Segment operating loss was $2.0 million in the third quarter of 2022 compared to a loss of $8.9 million in the 2021 quarter. On an adjusted basis, excluding restructuring charges, the operating loss was $0.3 million in the current year period compared to a loss of $5.5 million in the 2021 period. The improvement in segment operating results in the 2022 period compared to the same period a year ago was driven by profit flow-through from the higher sales levels, higher product pricing and the benefit of profit improvement initiatives. The loss in the 2021 third quarter was driven by the micro-chip shortage, expenses related to plant closure and consolidation, commodity inflation and higher operating costs. On a sequential basis compared to last quarter, profitability improved in each of our product lines in this segment except for aluminum products, which was impacted by operating losses isolated to one of its facilities and start-up costs in its plant in Piedras Negras, Mexico. Excluding aluminum products, the remainder of the segment achieved its highest profitability level since the first quarter of 2021. We expect continued strong demand and improved performance in the fourth quarter of 2022.

In Engineered Products, net sales were $96.9 million in the 2022 third quarter compared to $84.3 million in last year's third quarter, an increase of 15%, driven by strong demand in both our capital equipment business and our forged and machined products business. In our capital equipment business, new equipment backlog totaled $166 million at September 30, 2022 compared to $121 million at December 31, 2021, an increase of 37%. Year-to-date bookings of new equipment totaled $175 million compared to $148 million in the comparable period of 2021. In our forged and machined products business, third quarter 2022 sales were up 33% compared to the same quarter a year ago. Segment operating income in the 2022 third quarter was $5.8 million, significantly higher than $0.6 million in the 2021 quarter. On an adjusted basis, excluding restructuring charges related to plant consolidations, segment operating income was $7.2 million in the third quarter of 2022 compared to $1.2 million in the 2021 period. The significant profitability improvement in the 2022 third quarter was driven by the higher sales levels, implemented operational improvements, and benefits of plant closure and consolidation. We expect continued strong sales and operating income in the fourth quarter of 2022, as we convert our strong backlogs in our capital equipment business to sales, and from the continuing recovery of key end markets in our forged and machined products business, including oil and gas, rail, and aerospace.
YEAR-TO-DATE CONSOLIDATED RESULTS

Net sales were $1,282.8 million in the first nine months of 2022, an increase of 20% from $1,068.1 million in the 2021 period. Net income attributable to ParkOhio common shareholders was $9.8 million, or $0.80 per diluted share, in the first nine months of 2022, a significant improvement compared to net loss in the 2021 period of $7.0 million, or $0.58 per diluted share. On an adjusted basis, net income attributable to ParkOhio common shareholders in the first nine months of 2022 was $1.45 per diluted share, a significant improvement compared to net loss of $0.11 in the 2021 period. Please refer to the table that follows for a reconciliation of net income to adjusted net income.
CASH FLOW AND LIQUIDITY

During the first nine months of 2022, EBITDA, as defined was $80.7 million compared to $52.7 million in the 2021 period, an increase of 53%. Please refer to the table that follows for a reconciliation of net income to EBITDA, as defined. Operating cash flow during the first nine months of 2022 was a use of $31.4 million, due primarily to an increase in working capital driven by the higher sales levels and supply chain constraints.

As of September 30, 2022, our total liquidity was $164 million, which included cash on-hand of $54 million and $110 million of unused borrowing availability under our credit agreements, which included $24 million of suppressed availability. In the third quarter of 2022, we used cash and increased borrowings totaling $22 million to complete the acquisitions of Southern Fasteners and Charter Automotive. We expect strong operating cash flows in the fourth quarter, which we intend to use to reduce debt.
UPDATED 2022 OUTLOOK

For the full year 2022, we continue to expect revenues to be at record levels, with revenue growth currently estimated at approximately 18% year-over-year driven by strong customer demand in each segment. We also continue to expect significant improvement in profitability for the full year 2022 compared to 2021, and improved adjusted operating results in the fourth quarter compared to the third quarter of 2022. However, given continuing macroeconomic headwinds from demand volatility, inflation and supply chain constraints, we will not provide further guidance at this time.
CONFERENCE CALL

A conference call reviewing ParkOhio’s third quarter 2022 results will be broadcast live over the Internet on Tuesday, November 8, commencing at 10:00 am Eastern Time. Simply log on to http://www.pkoh.com. An investor presentation is available on the Company's website.
ParkOhio is a diversified international company providing world-class customers with a supply chain management outsourcing service, capital equipment used on their production lines, and manufactured components used to assemble their products. Headquartered in Cleveland, Ohio, ParkOhio operates more than 120 manufacturing sites and supply chain logistics facilities worldwide, through three reportable segments: Supply Technologies, Assembly Components and Engineered Products.
This news release contains forward-looking statements, including statements regarding future performance of the Company, that are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance and achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors that could cause actual results to differ materially from expectations include, but are not limited to, the following: the ultimate impact the COVID-19 pandemic has on our business, results of operations, financial position and liquidity, including, without limitation, supply chain issues such as the global semiconductor micro-chip shortage and logistic issues; our substantial indebtedness; the uncertainty of the global economic environment, including any recession; general business conditions and competitive factors, including pricing pressures and product innovation; demand for our products and services; the impact of labor disturbances affecting our customers; raw material availability and pricing; fluctuations in energy costs; component part availability and pricing; changes in our relationships with customers and suppliers; the financial condition of our customers, including the impact of any bankruptcies; our ability to successfully integrate recent and future acquisitions into existing operations; the amounts and timing, if any, of purchases of our common stock; changes in general economic conditions such as inflation rates, interest rates, tax rates, unemployment rates, higher labor and healthcare costs, recessions and changing government policies, laws and regulations, including those related to the current global uncertainties and crises, such as tariffs and surcharges; adverse impacts to us, our suppliers and customers from acts of terrorism or hostilities, including the evolving situation with Russia and Ukraine; public health issues, including the outbreak of COVID-19 and its impact on our facilities and operations and our customers and suppliers; our ability to meet various covenants, including financial covenants, contained in the agreements governing our indebtedness; disruptions, uncertainties or volatility in the credit markets that may limit our access to capital; potential disruption due to a partial or complete reconfiguration of the European Union; increasingly stringent domestic and foreign governmental regulations, including those affecting the environment or import and export controls and other trade barriers; inherent uncertainties involved in assessing our potential liability for environmental remediation-related activities; the outcome of pending and future litigation and other claims and disputes with customers; our dependence on the automotive and heavy-duty truck industries, which are highly cyclical; the dependence of the automotive industry on consumer spending; our ability to negotiate contracts with labor unions; our dependence on key management; our dependence on information systems;

our ability to continue to pay cash dividends, and the timing and amount of any such dividends; and the other factors we describe under “Item 1A. Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. In light of these and other uncertainties, the inclusion of a forward-looking statement herein should not be regarded as a representation by us that our plans and objectives will be achieved. The Company assumes no obligation to update the information in this release.

CONTACT:	MATTHEW V. CRAWFORD
PARK-OHIO HOLDINGS CORP.
(440) 947-2000

Park-Ohio Holdings Corp. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(In millions, except per share data)
Net sales	$435.8	$358.5	$1,282.8	$1,068.1
Cost of sales	385.4	318.4	1,128.9	936.1
Gross profit	50.4	40.1	153.9	132.0
Selling, general and administrative expenses	43.4	45.1	134.2	128.1
Gain on sale of assets	—	—	(2.9)	—
Operating income (loss)	7.0	(5.0)	22.6	3.9
Other components of pension income and other postretirement benefits expense, net	2.7	2.4	8.3	7.3
Interest expense, net	(9.6)	(7.6)	(25.7)	(22.4)
Income (loss) before income taxes	0.1	(10.2)	5.2	(11.2)
Income tax benefit	3.0	2.8	5.7	3.7
Net income (loss)	3.1	(7.4)	10.9	(7.5)
Net (income) loss attributable to noncontrolling interests	(0.4)	0.2	(1.1)	0.5
Net income (loss) attributable to Park-Ohio Holdings Corp. common shareholders	$2.7	$(7.2)	$9.8	$(7.0)

Income (loss) per common share attributable to Park-Ohio Holdings Corp. common shareholders:
Basic	$0.22	$(0.60)	$0.81	$(0.58)
Diluted	$0.22	$(0.60)	$0.80	$(0.58)
Weighted-average shares used to compute income (loss) per share:
Basic	12.1	12.1	12.1	12.0
Diluted	12.2	12.1	12.2	12.0

Dividends per common share	$0.125	$0.125	$0.375	$0.375

Other financial data:
EBITDA, as defined	$28.5	$13.3	$80.7	$52.7

Park-Ohio Holdings Corp. and Subsidiaries
Supplemental Non-GAAP Financial Measures (Unaudited)

Adjusted earnings (loss) is a non-GAAP financial measure that the Company is providing in this press release. Adjusted earnings (loss) is net income (loss) calculated in accordance with generally accepted accounting principles ("GAAP"), adjusted for special items. The Company presents this non-GAAP financial measure because management uses adjusted earnings (loss) to compare its operating performance on a consistent basis over multiple periods because they remove the impact of certain significant non-cash credits or charges and certain infrequent items impacting net income (loss). Adjusted earnings (loss) is not a measure of performance under GAAP and should not be considered in isolation from, or as a substitute for, net income (loss) calculated in accordance with GAAP. Adjusted earnings (loss) herein may not be comparable to similarly titled measures of other companies. The following tables reconciles net income (loss) to adjusted earnings (loss):

	Three Months Ended September 30,				Nine Months Ended September 30,
	2022		2021		2022		2021
	Earnings	Diluted EPS	Earnings	Diluted EPS	Earnings	Diluted EPS	Earnings	Diluted EPS
	(In millions, except for earnings per share (EPS))
Net income (loss) attributable to Park-Ohio Holdings Corp. common shareholders	$2.7	$0.22	$(7.2)	$(0.60)	$9.8	$0.80	$(7.0)	$(0.58)
Adjustments:
Plant closure and consolidation, severance and other costs	4.4	0.36	4.3	0.36	12.9	1.05	7.0	0.59
Gain on sale of assets	—	—	—	—	(2.9)	(0.24)	—	—
Acquisition-related expenses	0.4	0.03	—	—	0.7	0.05	0.4	0.03
Tax effect of above adjustments	(1.1)	(0.09)	(1.0)	(0.08)	(2.6)	(0.21)	(1.8)	(0.15)
Adjusted earnings	$6.4	$0.52	$(3.9)	$(0.32)	$17.9	$1.45	$(1.4)	$(0.11)

EPS adjustments by operating segment classification are as follows:

	Cost of Sales	SG&A	Total	Cost of Sales	SG&A	Total
	(In millions)
	Three Months Ended September 30, 2022			Three Months Ended September 30, 2021
Supply Technologies	$0.8	$0.1	$0.9	$—	$—	$—
Assembly Components	1.7	—	1.7	1.8	1.6	3.4
Engineered Products	—	1.4	1.4	—	0.6	0.6
Corporate	—	0.8	0.8	—	0.3	0.3
Total	$2.5	$2.3	$4.8	$1.8	$2.5	$4.3

	Nine Months Ended September 30, 2022			Nine Months Ended September 30, 2021
Supply Technologies	$0.8	$0.4	$1.2	$—	$0.5	$0.5
Assembly Components	7.6	0.3	7.9	2.9	1.8	4.7
Engineered Products	—	2.8	2.8	—	1.9	1.9
Corporate	—	1.7	1.7	—	0.3	0.3
Total	$8.4	$5.2	$13.6	$2.9	$4.5	$7.4

Park-Ohio Holdings Corp. and Subsidiaries
Supplemental Non-GAAP Financial Measures (Unaudited)

EBITDA, as defined is a non-GAAP financial measure that the Company is providing in this press release. EBITDA, as defined reflects net income attributable to Park-Ohio Holdings Corp. common shareholders before interest expense, income taxes, depreciation and amortization, and also excludes certain charges and corporate-level expenses as defined in the Company's current revolving credit facility. The Company presents this non-GAAP financial measure because management uses EBITDA, as defined to assess the Company's performance and to calculate its debt service coverage ratio under its current revolving credit facility. EBITDA, as defined is not a measure of performance under GAAP and should not be considered in isolation from, or as a substitute for, net income or cash flow information calculated in accordance with GAAP. EBITDA, as defined herein may not be comparable to similarly titled measures of other companies. The following table reconciles net income to EBITDA, as defined:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(In millions)
Net income (loss) attributable to Park-Ohio Holdings Corp. common shareholders	$2.7	$(7.2)	$9.8	$(7.0)
Add back:
Interest expense, net	9.6	7.6	25.7	22.4
Income tax benefit	—	(2.8)	—	(3.7)
Depreciation and amortization	9.4	9.7	28.2	28.9
Stock-based compensation expense	2.0	1.7	5.4	4.7
Restructuring, business optimization and other costs	4.4	4.3	9.8	7.0
Acquisition-related expenses	0.4	—	0.7	0.4
Other	—	—	1.1	—
EBITDA, as defined(a)	$28.5	$13.3	$80.7	$52.7

(a) - Year-to-date EBITDA, as defined does not equal the sum of the quarterly amounts due to inclusion/exclusion of certain tax expense/benefit and determination of certain limitations, as calculated pursuant to our Credit Agreement.

Park-Ohio Holdings Corp. and Subsidiaries
Condensed Consolidated Balance Sheets

	(Unaudited)
	September 30, 2022	December 31, 2021
	(In millions)
ASSETS
Current assets:
Cash and cash equivalents	$53.7	$54.1
Accounts receivable, net	285.6	255.3
Inventories, net	433.0	382.9
Prepaid and other current assets	80.4	83.2
Total current assets	852.7	775.5
Property, plant and equipment, net	226.8	229.1
Operating lease right-of-use assets	62.3	63.4
Goodwill	106.4	106.0
Intangible assets, net	76.1	81.7
Other long-term assets	107.0	104.3
Total assets	$1,431.3	$1,360.0
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$225.2	$194.0
Current portion of long-term debt and short-term debt	10.6	10.7
Current portion of operating lease liabilities	13.6	12.8
Accrued expenses and other	119.3	131.5
Total current liabilities	368.7	349.0
Long-term liabilities, less current portion:
Long-term debt	674.4	591.5
Long-term operating lease liabilities	48.7	50.7
Other long-term liabilities	39.9	44.0
Total long-term liabilities	763.0	686.2
Park-Ohio Holdings Corp. and Subsidiaries shareholders' equity	288.4	314.1
Noncontrolling interests	11.2	10.7
Total equity	299.6	324.8
Total liabilities and shareholders' equity	$1,431.3	$1,360.0

Park-Ohio Holdings Corp. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30,
	2022	2021
	(In millions)
OPERATING ACTIVITIES
Net income (loss)	$10.9	$(7.5)
Adjustments to reconcile net income to net cash (used) provided by operating activities:
Depreciation and amortization	28.2	28.9
Stock-based compensation expense	5.4	4.7
Gain on sale of assets	(2.9)	—

Changes in operating assets and liabilities:
Accounts receivable	(35.5)	(6.6)
Inventories	(52.7)	(74.7)
Prepaid and other current assets	(1.7)	11.5
Accounts payable and accrued expenses	22.7	24.7
Other	(5.8)	(6.9)
Net cash used in operating activities	(31.4)	(25.9)
INVESTING ACTIVITIES
Purchases of property, plant and equipment	(23.7)	(24.9)
Proceeds from sale of assets	4.0	—
Business acquisitions, net of cash acquired	(21.9)	(5.4)
Net cash used in investing activities	(41.6)	(30.3)
FINANCING ACTIVITIES
Proceeds from revolving credit facility, net	90.0	78.4
Payments on other debt	(3.1)	(5.4)
Proceeds from other debt	2.7	2.3
Payments on finance lease facilities, net	(4.5)	(3.5)
Dividends	(5.3)	(4.7)
Purchases of treasury shares	—	(2.5)
Payments of withholding taxes on share awards	(1.3)	(2.6)
Net cash provided by financing activities	78.5	62.0
Effect of exchange rate changes on cash	(5.9)	(1.2)
(Decrease) increase in cash and cash equivalents	(0.4)	4.6
Cash and cash equivalents at beginning of period	54.1	55.0
Cash and cash equivalents at end of period	$53.7	$59.6
Interest paid	$18.5	$15.6
Income taxes paid (received)	$1.8	$(4.6)

Park-Ohio Holdings Corp. and Subsidiaries
Business Segment Information (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(In millions)
Net sales:
Supply Technologies	$185.9	$154.0	$530.5	$466.7
Assembly Components	153.0	120.2	465.8	355.7
Engineered Products	96.9	84.3	286.5	245.7
	$435.8	$358.5	$1,282.8	$1,068.1
Segment operating income (loss):
Supply Technologies	$10.7	$10.7	$35.4	$33.2
Assembly Components	(2.0)	(8.9)	(7.5)	(8.6)
Engineered Products	5.8	0.6	14.7	(1.3)
Total segment operating income	14.5	2.4	42.6	23.3
Corporate costs	(7.5)	(7.4)	(22.9)	(19.4)
Gain on sale of assets	—	—	2.9	—
Operating income (loss)	7.0	(5.0)	22.6	3.9
Other components of pension income and other postretirement benefits expense, net	2.7	2.4	8.3	7.3
Interest expense, net	(9.6)	(7.6)	(25.7)	(22.4)
Income (loss) before income taxes	$0.1	$(10.2)	$5.2	$(11.2)

Park-Ohio Holdings Corp. and Subsidiaries
Supplemental Non-GAAP Financial Measures (Unaudited)

Adjusted segment operating income (loss) is a non-GAAP financial measure that the Company is providing in this press release. Adjusted segment operating income (loss) is calculated as segment operating income (loss) plus adjustments for plant closure and consolidation, severance and other. The Company presents this non-GAAP financial measure because the business segments have incurred significant restructuring and related expenses during the quarter. Adjusted segment operating income (loss) is not a measure of performance under GAAP and should not be considered in isolation from, or as a substitute for, earnings in accordance with GAAP. Adjusted segment operating income (loss) herein may not be comparable to similarly titled measures of other companies. The following table reconciles adjusted segment operating income (loss) to segment operating income (loss):

	Three Months Ended September 30,
	2022			2021
	(In millions)
	As reported	Adjustments	As adjusted	As reported	Adjustments	As adjusted
Supply Technologies	$10.7	$0.9	$11.6	$10.7	$—	$10.7
Assembly Components	$(2.0)	$1.7	$(0.3)	$(8.9)	$3.4	$(5.5)
Engineered Products	$5.8	$1.4	$7.2	$0.6	$0.6	$1.2